UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 8, 2004

COTT CORPORATION

(Exact name of registrant as specified in its charter)

CANADA	000-19914	None

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

207 Queen’s Quay West, Suite 340, Toronto, Ontario	M5J 1A7

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (416) 203-3898

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Item 9.01. Financial Statements and Exhibits.
SIGNATURES
Employment Agreement between the Company and Robert J. Flaherty dated December 8, 2004.

Item 1.01. Entry into a Material Definitive Agreement.

     On December 8, 2004, Cott Corporation (the “Company”) entered into an employment agreement (the “Agreement”) with Robert J. Flaherty for employment commencing January 3, 2005 as President of Cott Beverages USA, a Division of Cott Beverages Inc. The Agreement is filed herewith as Exhibit 10.1 of this Form 8-K and is incorporated by reference into this Item 1.01 as if fully set forth herein.

     Pursuant to the Agreement, the Company will pay Mr. Flaherty a base salary of $325,000 per year, and he will be eligible to participate in the Company’s executive bonus plan with an annual target bonus of 100% of his base salary; and the opportunity to earn up to 200% of base salary based on Company and personal performance, with such bonus payable in the Company’s common shares. For the year 2005, Mr. Flaherty will be guaranteed a minimum bonus of 100% of his base salary. Subject to the approval of the Human Resources and Compensation Committee of the Company’s Board of Directors, Mr. Flaherty will also receive options to acquire 100,000 of the Company’s common shares, which options will vest over a period of three years. Mr. Flaherty will also be entitled to relocation expenses and to participate in employee benefit plans available to the Company’s executives. If Mr. Flaherty’s employment is terminated by the Company for any reason other than Just Cause (as defined in the Agreement) or if there is a reduction in his position, responsibilities, or compensation or if he is required to move his residence to a location other than the Tampa, Florida area, unless agreed to by Mr. Flaherty, the Company will be required to pay Mr. Flaherty a lump sum payment equal to his annual base salary and an additional cash bonus up to 100% of his base salary.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits

10.1	Employment Agreement between the Company and Robert J. Flaherty dated December 8, 2004.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COTT CORPORATION
Date: December 14, 2004	/s/ Mark Halperin
Mark Halperin
Senior Vice President, General Counsel and Secretary